                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              FIRST SAVINGS BANK
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

            Newspaper Advertisement First Published on May 31, 2000

--------------------------------------------------------------------------------
                           Important information for
              shareholders and customers of First Savings Bancorp

--------------------------------------------------------------------------------
The Board of Directors
of First Savings responds to the
Committee's "16 Questions"
about the proposed merger with First
Bancorp

--------------------------------------------------------------------------------

Background

On December 16, 1999, we announced a merger agreement between ourselves and First Bancorp, Troy, NC. Subsequently, a group of shareholders objected. As part of their efforts, they submitted a series of 16 questions about the merger.

Our responses to these questions were delayed until the Proxy Statement was filed. The Proxy Statement was mailed to shareholders on May 18, 2000. We can now answer the questions. We think the answers will help shareholders now understand the real value of a merger between First Savings and First Bancorp.

The Proxy Statement should be read in conjunction with the information contained in this message.

Q1: WILL FIRST SAVINGS' SHAREHOLDERS BE FORCED TO ACCEPT 18% DILUTION OF BOOK VALUE AND 10% DILUTION OF DIVIDEND WHILE BECOMING HOLDERS OF THE HIGHLY ILLIQUID FIRST BANCORP STOCK?

Answer: First, the answer is yes, we do foresee a reduction of book value. However, EARNINGS should be more important to shareholders than book value.

Second, as it relates to the dividend rate, First Bancorp has stated that upon completion of the merger, it expects to begin paying dividends to shareholders at an annual rate of 88 cents per share, which, after applying the exchange rate of 1.2468, equals $1.10 per share to First Savings shareholders. The $1.10 per
                                                                  -------------
share dividend rate is higher than the current First Savings dividend rate of
-----------------------------------------------------------------------------
$1.04.
------

Third, we don't agree with the premise that First Bancorp stock is "highly illiquid." For the twelve months ended April 30, 2000, a total of 862,847 shares of FBNC stock traded on the NASDAQ market. Combining our shares with those of FBNC shareholders should provide increased liquidity to First Bancorp's stock.

Fourth, First Savings Bank has a good record of earnings, but not as good as they could (or should) be. Our shareholders should take to heart that based on
                            ---------------------------------------------------
pro forma historical information that combines the past financial results of the
--------------------------------------------------------------------------------
two companies, earnings per share are higher for First Savings shareholders than
--------------------------------------------------------------------------------
we earned on our own - in
-------------------------
fact, 14.5% higher for 1999. (See page 12 of the Proxy Statement.) And that may
---------------------------
turn out to be a conservative estimate because it doesn't take into account the effect of revenue increases and/or cost savings that may result from combining our operations.

Before we leave this point of book value, shareholders should take note that our studies show a merger with most any other acquiror -- especially a large institution -- would result in even greater reductions in book value than we will experience in the transaction with First Bancorp. __

Q2: IS IT ALSO TRUE THAT FIRST BANCORP SHAREHOLDERS WILL ENJOY A 27% ADDITION TO BOOK VALUE AND A 69% INCREASE IN THEIR DIVIDEND PER SHARE?

Answer: This question misses a vital point: when we combine First Savings and First Bancorp, we will create a new company - and our shareholders will own almost half the shares of that new company.

It is certainly true that First Savings gives up some book value. It is also true that First Bancorp's shareholders give up ownership of about half of their company and accept a likely reduction in earnings per share and reduction of return on shareholder equity.

From our point of view, this is a classic "win/win" situation. Shareholders of both companies give up something to get something. All will become owners of a
stronger, better-positioned company with improved earnings potential.   And this
                                                                        --------
is another point our shareholders should take to heart: First Bancorp has been a
--------------------------------------------------------------------------------
powerful performer. Shareholders who invested in First Bancorp common stock on
------------------
December 31, 1994 and reinvested all dividends, would have earned an annualized return of 21.7%, as of December 31, 1999. This compares to First Savings' annualized five-year return as of June 30, 1999 of 6.7%. For a savings
                                                          -------------
institution, there's no doubt we have done well for our shareholders.  When we
------------------------------------------------------------------------------
combine with First Bancorp, we expect to do even better.
--------------------------------------------------------

Q3: WAS THE PRICE FOR FIRST SAVINGS AT THE TIME THE SALE WAS ANNOUNCED MEASURABLY LOWER THAN PRICES ANNOUNCED BY SIMILARLY SITUATED COMPANIES DURING THE SAME PERIOD OF TIME?

Answer: No.

After soliciting offers from eleven potential acquirors in four states, we received three legitimate bids. (The Proxy Statement contains more details about the process.) In a meeting of the Directors on November 19, 1999, consideration was given to all three bids. The offer from First Bancorp was chosen as the best one. In the selection process, our financial advisor, Trident reviewed with us sixty-six thrift mergers that had taken place in the US in the twelve months before our transaction was announced. Of those sixty-six transactions, Trident identified those institutions that were most directly comparable to our company in terms of capital, return on equity, return on assets, asset size and other
pertinent facts.   Trident compared the pricing of these mergers to the three offers we had received. Based upon all the facts at hand, we felt the price offered for the company by First Bancorp was fair and that the merger represented an excellent opportunity to enhance shareholder value. The Directors' judgment was confirmed by the independent investment firm of Ferguson & Company.

Q4: WHAT OTHER POTENTIAL BUYERS WERE SOLICITED AND WHAT CRITERIA WERE THEY
GIVEN?

Answer: As explained in the Proxy Statement, the company solicited offers from eleven potential acquirors in four states. Each company was told that our overriding objective was to produce the best value for First

Savings shareholders. Each company was presented with a list of factors we wished for them to consider as part of their response. However, none of them was a required term or condition to the transaction.

For information, here's the list of factors given to each potential acquiror:
(1) highest per share and aggregate value; (2) consideration in marketable stock; (3) continued payment of cash dividends to shareholders; (4) honoring existing employment agreements; (5) representation on acquiror's board in a manner consistent with the size and pro forma percentage of ownership; (6) continued commitment to the community; (7) continued meaningful employment for the maximum number of employees and fair treatment for all employees terminated as a result of the merger; and (8) continued indemnification for officers and directors and continuation of officer's and director's liability coverage for six years.

Q5: WERE OTHER POTENTIAL BUYERS TOLD THAT THEY MUST RAISE THEIR DIVIDEND TO MORE CLOSELY APPROXIMATE THE DIVIDEND PAID BY FIRST SAVINGS - AS WAS SUGGESTED AT THE MEETING BY FIRST SAVINGS DIRECTOR DR. DAVID BRUTON?

Answer: You misunderstood what Dr. Bruton said. All potential buyers were told that dividends were among important factors that First Savings would evaluate when it reviewed proposals. But potential buyers clearly understood that producing the best value for First Savings shareholders was the overriding objective.

Q6: WERE OTHER POTENTIAL BUYERS TOLD THAT THEY MUST ACCEPT ALL OF FIRST SAVINGS' BOARD MEMBERS WHO WERE NOT YET 75 YEARS OF AGE?

Answer: No. There was no requirement that board members must be accepted. We did anticipate that board representation would reflect percentage ownership, as is normal; but that was not a requirement. You should know that we believe there that having seven of our directors serve on the First Bancorp board will be a significant advantage to the shareholders and customers of the combined company.

Q7: WERE OTHER POTENTIAL BUYERS TOLD THAT THEY MUST CONTINUE TO EMPLOY ALL SENIOR OFFICERS AT APPROXIMATELY THEIR HISTORIC SALARIES AND THEY MUST ALSO MAKE SIGNIFICANT "GOLDEN PARACHUTE" PAYMENTS TO SOME OF THOSE SAME OFFICERS?

Answer: Nothing was required regarding retention of any employee. As you would expect, existing employment contracts would have to be honored, because they were contractual obligations of First Savings Bank.

Q8: IN CONSIDERING COMPENSATION MATTERS, IS IT TRUE THAT THE STANDARD WAS TO PAY AS MUCH AS POSSIBLE - LIMITED ONLY BY WHAT WAS LEGAL, VERSUS WHAT WAS APPROPRIATE BASED UPON PERFORMANCE BY THE EXECUTIVE OFFICERS AND THE BOARD?

Answer: No.

Q9: IN VIEW OF THE PERFORMANCE ISSUE, IS IT TRUE THAT A PRIMARY REASON FOR THE SALE WAS THE FEAR BY FIRST SAVINGS' DIRECTORS AND EXECUTIVE OFFICERS THAT FIRST SAVINGS WAS LOSING ITS VIABILITY AS A PUBLICLY TRADED COMPANY DUE TO ITS INABILITY TO COMPETE?

Answer: No.

But for the record, it's not a matter of "inability to compete." It is a matter of positioning our bank to take maximum advantage of future opportunities.
Consider our profitability, or return on equity.   In past years, a very large
part of the bank's profitability happened because we kept operating expenses very low. Even so, our profitability is not what it should be, or could be. However, significant improvements to our profitability require growing the bank with new lines of business. This growth would require an investment of millions of dollars. Investments of that magnitude could have a negative effect on the bank's earnings and, by extension, on shareholder value. Further, if growth was going to be done prudently, it would be a slow process, taking many years to complete.

On the other hand, the Directors believe that combining with First Bancorp is the best (and most prudent) way to grow into a modern banking organization. The merger means we can convert to a commercial bank. Merging with First Bancorp means we will be able to keep our orientation as a community bank. We will join with an organization that has a wonderful performance story of profitability and growth. Readers of this message may be interested to note that from January 1, 1997 to December 31, 1999, First Bancorp's loans grew by 88% and deposits grew by 61%. Net income for 1999 was 52% higher than 1996. (Speaking of First Bancorp's stock performance, please refer to the Answer to Question 2.)

Q10: IS IT TRUE THAT FIRST SAVINGS HAS A HISTORY OF PAYING DIVIDENDS TO EXECUTIVE OFFICERS AND DIRECTORS ON OPTIONS GRANTED TO THOSE INDIVIDUALS TO BUY SHARES - EVEN THOUGH THE OPTIONS HAD NOT BEEN EXERCISED AND THE SHARES HAD NOT BEEN ISSUED?

Answer: When First Savings Bank of Moore County converted to a stock institution in 1994, the bank adopted a bonus compensation plan that linked the financial interests of the Directors and Officers to the interests of the shareholders.

Under the terms of the plan, Directors and Officers received incentive compensation based upon the number of shares that they were entitled to obtain by exercising options. The plan was described in the offering materials delivered at the time of the company's initial public offering (as well as in
subsequent proxy materials.)   In June of 1998, that bonus plan was terminated.

Q11: WHEN, DURING THE MERGER PROCESS DID THE ADVISORS TO FIRST SAVINGS DISCLOSE THAT THEY WERE A SUBSIDIARY OF THE ADVISOR TO FIRST BANCORP?

Answer: It was known from the beginning that First Bancorp's advisor was McDonald Investments and that First Savings' advisor was Trident. The relationship of each bank to their advisors existed prior to the merger discussions. More to the point, after it was clear to our Directors that the offer from First Bancorp was the best one, the Directors engaged Ferguson & Company to advise the board about the financial fairness of the transaction to our shareholders. Ferguson & Company is a well known, well-established financial advisor to banks and thrifts.

Q12: ONCE THE CONFLICT WAS KNOWN AND ANOTHER FIRM WAS BROUGHT IN TO PROVIDE A FAIRNESS OPINION TO FIRST SAVINGS, WHAT INFORMATION WAS GIVEN TO THE NEW FIRM, I.E. WERE

THEY GIVEN AN OPPORTUNITY TO ADVISE THE FIRST SAVINGS BOARD ON AN
INDEPENDENT BASIS OR WERE THEY GIVEN THE TERMS AND STRUCTURE OF THE DEAL AS FIXED AND UNALTERABLE?

Answer: They were not told the terms were "fixed and unalterable." Ferguson & Company understood that it was being retained because Trident and McDonald Investments are related parties and the Board of Directors wanted independent advice. All available information was provided to Ferguson & Company. The Directors did not agree to the merger until after Ferguson rendered its fairness opinion to the Board.

Q13: DID EACH MEMBER OF THE FIRST SAVINGS BOARD UNDERSTAND WHAT HE OR SHE WAS DOING WHEN THEY ENTERED INTO THE MERGER AGREEMENT ON DECEMBER 15TH?

Answer: Yes. Each member of the Board is on record in favor of the transaction.

Q14: DID ANY OF THE DIRECTORS OF FIRST SAVINGS BELIEVE THEY WERE SELLING FIRST SAVINGS FOR $24 PER SHARE WHEN THE TRANSACTION WAS ONLY VALUED AT $21.20 PER SHARE AT THE TIME THEY ENTERED INTO THE MERGER AGREEMENT?

Answer: No. (Please note that this question and the one that follows deal with essentially the same points. We have chosen to combine the answers to both in Question 15.)

Q15: WAS THE EXCHANGE RATIO REALLY SET BASED ON A $19.25 PRICE FOR FIRST BANCORP STOCK - A PRICE THE STOCK HAD NOT TRADED AT FOR NEARLY A MONTH BEFORE THE BOARD ENTERED INTO THE MERGER AGREEMENT?

Answer:
No. In fact, the 1.2468:1 exchange ratio was based upon the maximum number of shares First Bancorp was willing to pay for our company.

As mentioned in the answer to Question 3, at the November 19 meeting, our Directors, with the assistance of our advisor, analyzed the three offers that had come to us. At the November 19 meeting, the Directors understood that for most of the previous month, First Bancorp's shares had traded between $19 and $20. We noted that First Bancorp's trading price compared favorably to its earnings, growth rate, profitability and other measures. We determined that it was trading at a favorable price in comparison to its peers. We also considered the "fit" between the two companies and concluded that the merger made good business sense.

While the Directors determined on November 19 that the best offer was from First Bancorp, the formal signing of the agreement did not take place until about one month later, on December 15. Between the November 19 meeting and December 15, four events took place: (a) the Thanksgiving holiday occurred; (b) each party conducted a due diligence examination of the other; (c) both First Savings and First Bancorp hired new financial advisors because of the relationship between Trident and McDonald Investments; and (d) a definitive agreement was prepared.

In the intervening time, the price of First Bancorp's shares declined slightly, trading between $17 and $19 per share. The trading prices of the shares of the other two companies who made offers, and banks in general, had also declined.

After discussing these interim developments at its meeting on December 15, the Directors concluded that the reasons to merge with First Bancorp were still sound and they outweighed any day-to-day fluctuations in First Bancorp's share price. The Board believed on December 15, and continues to believe today, that this decision was in the best interests of First Savings' shareholders.

Q16: HAVE ALL THE PERSONAL BUSINESS DEALINGS BETWEEN THE MEMBERS OF THE FIRST BANCORP BOARD AND MEMBERS OF THE FIRST SAVINGS BOARD BEEN DISCLOSED? WHAT ARE THOSE DEALINGS AND ARE THERE ANY CONFLICTS OF INTEREST THAT CAST DOUBT OVER THE INDEPENDENCE OF THE FIRST SAVINGS DIRECTORS?

Answer: To our knowledge, there are no personal business dealings between members of the respective boards.

--------------------------------------------------------------------------------
The above information has been provided by the Board of Directors of First Savings Bancorp, Inc. First Bancorp and First Savings Bancorp have filed a joint proxy statement/prospectus and other documents concerning the merger with the United States Securities and Exchange Commission ("SEC") and have mailed the joint proxy statement/prospectus to their shareholders. These documents contain important information and we urge you to read the joint proxy statement/prospectus and other documents filed with the SEC carefully. You can obtain the documents free from the SEC's website, www.sec.gov. Our officers' and directors' interests in First Savings (stock, contracts, etc.) are described in First Savings' September 24, 1999 proxy statement which is also available on the SEC website. In addition, you may obtain free copies of these documents from the Corporate Secretary of First Savings Bancorp, P.O. Box 1657, Southern Pines, North Carolina 28388-1657, telephone (910) 692-6222.
--------------------------------------------------------------------------------